Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

RECITALS

WHEREAS, Steven J. Kutcher (“Kutcher”or you) was employed by the Capsource Financial, Inc. (“Company”) as Chief Financial Officer pursuant to an Employment Contract dated January 9, 2006 and Amended April 26, 2006;

WHEREAS, on March 25, 2008, pursuant to a letter of resignation, Kutcher voluntarily terminated his employment with the Company effective April 15, 2008;

WHEREAS, Kutcher and the Company have agreed to certain benefits in connection with the termination of the employee relationship;

NOW THEREFORE the Parties agree as follows:

TERMS OF AGREEMENT

1.    This Agreement shall not be in any way construed as an admission by the Company that it has acted wrongfully with respect to Kutcher or any other person, or that Kutcher has any rights whatsoever against the Company.

2.    This Agreement shall not be in any way construed as an admission by Kutcher that he has acted wrongfully with respect to the Company or any other person, or that the Company has any rights whatsoever against Kutcher.

3.    The Company agrees that Kutcher is due the following amounts pursuant to his  employment contract and by other agreements:

Severance payment	$71,666.65
Unused vacation pay	$10,584.62
Stock payment in lieu of issuance	$7,000.00
Accrued salary	$13,856.88
Total Amount Due	$103,108.15

Accordingly the total amount due Kutcher pursuant to this Agreement is $103,108.15 (“Total Amount Due”).

4.    In exchange for the promises contained in this Agreement and release of claims as set forth below, and provided that you sign this agreement and return it to me by 5:00 PM, (CDT), March 26, 2008, and do not revoke this Agreement as set forth in Paragraph 14(d):

a.  The Company will pay you the 20% of the Total Amount Due each month over a period of five (5) consecutive months beginning April 15, 2008, and ending August 15, 2008.

b.  Unpaid amounts under this Agreement will accrue interest at the rate of 11% per annum.

c.  The Company will arrange for all amounts due pursuant to this Agreement to be personally guaranteed by the Company’s Chairman, Randolph M. Pentel.

d.  Notwithstanding the foregoing, should CapSource sell its REMEX operating facility or the capital stock thereof for a cash price in excess of Eight Hundred Thousand Dollars ($800,000) U.S. CapSource will, within two (2) business days of the closing of such transaction pay to Kutcher all unpaid amounts due to him pursuant to this agreement.

5.    In consideration of the promises contained in this Agreement, Kutcher agrees:

a.  On behalf of yourself and anyone claiming through you, irrevocably and unconditionally to release, acquit and forever discharge the Company and/or its parent corporation, subsidiaries, divisions, predecessors, successors and assigns, as well as each’s past and present officers, directors, employees, shareholders, trustees, joint venturers, partners, and anyone claiming through them (hereinafter “Releaseees” collectively), in each’s individual and/or corporate capacities, from any and all claims, liabilities, promises, actions, damages and the like, known or unknown, which you ever had against any of the Releasees arising out of or relating to your employment with the Company and/or the termination of your employment with the Company. Said claims include, but are not limited to: (1) employment discrimination (including claims of sex discrimination and/or sexual harassment) and retaliation under Title VII (42 U.S.C.A. 2000e etc.) and under 42 U.S.C.A. section 1981 and section 1983, age discrimination under the Age Discrimination in Employment Act (29 U.S.C.A. sections 621-634) as amended, under any relevant state statutes or municipal ordinances; (2) disputed wages; (3) wrongful discharge and/or breach of any alleged employment contract; and (4) claims based on any tort, such as invasion of privacy, defamation, fraud and infliction of emotional distress.

b.  That you shall not bring any legal action against any of the Releasees for any claim waived and released under this Agreement and that you represent and warrant that no such claim has been filed to date. You further agree that should you bring any type of administrative or legal action arising out of claims waived under this Agreement, you will bear all legal fees and costs, including those of the Releasees.

6.    You agree to refer any and all reference checks to the Steven E. Reichert, General Counsel and you know that any such references will be limited to confirmation of your dates of employment and last position held. The obligation under this Paragraph is separable and any failure by the Company to perform the obligation in this Paragraph will only give rise to an action to enforce this Paragraph.

7.    You agree that you will not, directly or indirectly, disclose the fact of and terms of this Agreement, including the severance benefits, to anyone other than your attorney, except to the extent such disclosure may be required for accounting or tax reporting purposes or as otherwise required by law.

8.    This agreement shall be binding on the parties and upon their heirs, administrators, representatives, executors, successors and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors and assigns.

9.    On or before April 18, 2008, you will return all of the Company’s property in your possession, including, but not limited to, materials, such as customer lists, mailing lists, account information, samples, prototypes, price lists and pricing information any phone cards, cellular phone, automobile and all of the tangible and intangible property belonging to the Company and relating to your employment with the Company. You further represent and warrant that you have not retained any copies, electronic or otherwise, of such property.

10.  You will cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed.

11.  You will not disclose any confidential or proprietary information (specifically including pricing, margins, key customer contacts and their profiles not generally known to the public) which you acquired as an employee of the Company to any other person or entity, or use such information in any manner that is detrimental to the interest of the Company.

12.  You agree that you will not make any comments relating to the Company or its employees which are critical, derogatory or which may tend to injure the business of the Company.

13. In the event that you breach any of your obligations under Paragraphs 8 through 11, any outstanding obligations of the Company hereunder shall immediately terminate, and any payments previously made to you pursuant to Paragraph 3 shall be returned to the Company.

14.  You also acknowledge that you have been informed pursuant to the federal Older Workers Benefit Protection Act of 1990 that:

a.  You have the right to consult with an attorney before signing this Agreement;

b.  You do not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this waiver is executed;

c.  You have two (2) days from the date of this letter to consider this Agreement;

d.  You have five (5) days after signing this Agreement to revoke the Agreement, and the Agreement will not be effective until that revocation period has expired.

15.  The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

16.  This Agreement sets forth the entire agreement between you and the Company and supersedes any and all prior oral or written agreements or understandings between you and the Company concerning the subject matter of this Agreement. This Agreement may not be altered, amended or modified, except by a further written document signed by you and the Company.

17.  You represent that you fully understand your right to review all aspects of this Agreement with an attorney of your choice, that you have had the opportunity to consult with an attorney of your choice, that you have carefully read and fully understand all the provisions of this Agreement and that you are freely, knowingly and voluntarily entering into this Separation Agreement and General Release.

Accepted and agreed to on this 25th day of March, 2008.

Steven J. Kutcher:

/s/ Steven J. Kutcher
Employee signature

Capsource Equipment Company, Inc.

/s/ Steven Reichert

By: Steven Reichert

Its: Vice President and General Counsel